Exhibit 99.1

Baker Hughes Announces Second-Quarter 2026 Results
Second-quarter highlights
•Orders of $10.5 billion, including $7.1 billion of IET orders.
•RPO of $40.1 billion, including record IET RPO of $37.1 billion.
•Revenue of $6.7 billion.
•Attributable net income of $681 million.
•GAAP diluted EPS of $0.68 and adjusted diluted EPS* of $0.64.
•Adjusted EBITDA* of $1,231 million.
•Cash flows from operating activities of $1,345 million and free cash flow* of $1,109 million.
HOUSTON & LONDON (July 26, 2026) – Baker Hughes Company (Nasdaq: BKR) ("Baker Hughes" or the "Company") announced results today for the second quarter of 2026.
"Baker Hughes delivered another strong quarter, reflecting the breadth of our portfolio and continued momentum across data center, gas infrastructure, and upstream markets. Disciplined execution and our ability to effectively navigate ongoing Middle East challenges contributed to Adjusted EBITDA exceeding the high end of our guidance range. Looking ahead, favorable underlying fundamentals support our confidence in achieving the midpoint of our full-year guidance as we continue to manage through the Middle East uncertainty."
"IET delivered another exceptional quarter of orders, with record bookings doubling year-over-year to $7.1 billion and backlog increasing 19% to a new all-time high. The strength was driven by robust demand across Power Systems and LNG, with particularly strong momentum in power generation. Given broadening customer demand, a growing pipeline across industrial and energy infrastructure markets, and our decision to further expand capacity, we are raising our full-year IET order guidance and increasing our Horizon 2(1) IET orders outlook to more than $45 billion."
"OFSE delivered an impressive quarter, with EBITDA exceeding the high end of our guidance range despite a complex operating environment. Increased activity and higher product shipments late in the quarter in the Middle East, along with solid performance in North America land and Latin America, drove the upside and demonstrated the resilience and durability of our portfolio despite higher inflationary costs."
"Our second-quarter performance further reinforces confidence in Baker Hughes’ strategic direction. Energy security and rising power demand are driving investment across both energy and industrial value chains, and our expanding portfolio is increasingly aligned with the most attractive growth opportunities across our core end markets."
"The successful closing of the Chart acquisition marks a major milestone in our evolution as a leading industrialized energy solutions company. Chart enhances our capabilities in thermal management, air and gas handling, compression and lifecycle services, while expanding our reach across attractive core and adjacent markets. The addition of Chart further advances our portfolio, broadens our growth opportunities, and enhances our ability to create long-term value for customers and shareholders. We are pleased to welcome Chart’s employees to Baker Hughes and look forward to their contributions as part of our team," concluded Simonelli.
(1) Horizon 2 represents 2026-2028.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."

	Three Months Ended			Variance
(in millions except per share amounts)	June 30, 2026	March 31, 2026	June 30, 2025	Sequential	Year-over-year
Orders	$10,501	$8,159	$7,032	29%	49%
Revenue	6,742	6,587	6,910	2%	(2%)
Net income attributable to Baker Hughes	681	930	701	(27%)	(3%)
Adjusted net income attributable to Baker Hughes*	640	573	623	12%	3%
Adjusted EBITDA*	1,231	1,158	1,212	6%	2%
Diluted earnings per share (EPS)	0.68	0.93	0.71	(27%)	(3%)
Adjusted diluted EPS*	0.64	0.58	0.63	12%	2%
Cash flow from operating activities	1,345	500	510	F	F
Free cash flow*	1,109	210	239	F	F
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
"F" is used in the above table when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
Quarter Highlights
Executing our portfolio management strategy
•Announced the sale of Waygate Technologies to Hexagon, in an all-cash transaction for approximately $1.45 billion, before customary closing adjustments.
•In July, completed the previously announced purchase of Chart Industries, Inc. (NYSE: GTLS) in an all-cash transaction. The acquisition enhances Baker Hughes' portfolio with highly complementary technologies and expands exposure to attractive industrial and energy markets, while increasing the Company's installed base and recurring aftermarket opportunities.
Key awards and technology achievements
Leveraging enterprise-wide capabilities
•Advanced large-scale geothermal development in North America through a commercial agreement with Mantle Reach Power, a dedicated geothermal development company backed by EnCap Energy Transition Fund III. With the goal to install up to 500 megawatts of power in the next five years, the Company will act as an integrated subsurface solution provider, and Mantle Reach Power will lead project development, ownership and financing.
Industrial & Energy Technology
Industrial & Energy Technology (“IET”) secured important awards and agreements across diverse end markets and capabilities.
•Received a major Venture Global award to provide six liquefied natural gas (LNG) blocks, for a total of 12 liquefaction modules. Each block is based on two single mixed-refrigerant (SMR) liquefaction modules and related compression trains featuring Baker Hughes' advanced centrifugal compressor technology, as well as cold boxes, air coolers and integrated control systems, building on the successful track record of delivering critical energy infrastructure in Louisiana.
•Secured substantial awards from Cheniere and Bechtel that highlight Baker Hughes’ full-lifecycle LNG capabilities, including liquefaction equipment for Sabine Pass Train 7, as well as a boil-off gas re-liquefaction unit and fleet-wide gas turbine upgrades across the facility. The awards are expected to support approximately 6 MTPA of additional LNG production capacity.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
•Strengthened its position in floating LNG through a significant award from Golar to supply four PGT25 gas turbine-driven refrigerant compressor trains for a 3.5 MTPA floating LNG facility, marking the fourth Golar vessel to utilize Baker Hughes liquefaction solutions.
•Extended a significant, multi-year services agreement with Nigeria LNG to enhance the reliability and efficiency of the project's critical Train 7 turbomachinery equipment.
•Received a major award from Dynamis Power Solutions, including 76 NovaLT™16 gas turbines, for approximately 1.3 GW of capacity for its hypermobile power solutions for a wide range of data center and oil & gas applications in North America.
•Signed a multi-year strategic agreement with Kodiak Gas Services, including an initial major award supporting 1 GW of power generation capacity and a broader framework providing a pathway for up to 1.8 GW over time. The initial order leverages Baker Hughes' NovaLT™16, Frame 5 and BRUSH™ Power Generation generator technologies to meet accelerating power demand from data centers and energy infrastructure projects across North America.
•Awarded significant order to enable improved recovery, sustained production levels, and extension of field life in a mature offshore field in the Middle East. The scope includes nine electric motor-driven compressor trains for gas injection, gas lift, and boosting applications.
•Received a significant award from Saipem Nasser Saeed Al-Hajri Contracting Company (SNSH), a JV between Saipem and NSH in KSA, following a Novation Agreement with Aramco. The contract covers the supply of compression solutions for Aramco's Uthmaniyah conventional gas wells, supporting production optimization and enhanced recovery to extend the life of the field. The scope includes five electric motor-driven centrifugal compressor trains, together with associated balance-of-plant and auxiliary systems.
•Continued expanding IET’s presence into new markets, securing RINA certification for its fuel-flexible NovaLT™16 for maritime propulsion applications, specifically to operate on natural gas and up to 100% hydrogen to support maritime decarbonization.
•Grew digital solutions globally across a mix of software, hardware and services awards, leveraging the Company's Cordant™ Solutions portfolio to deploy asset performance software, analytics, and monitoring technologies through agreements with SINOPEC, Petrobras, and KNPC (formerly KIPIC) to enhance asset visibility and optimize operational performance. In addition, the Company secured a multi-year preferred supplier agreement with a global OEM to include vibration, sensing, condition monitoring, asset health software and services ─ supporting broader deployment across both new build and retrofit projects while driving greater standardization of asset protection and monitoring technologies.
Oilfield Services & Equipment
Oilfield Services & Equipment (“OFSE”) secured strategic orders and agreements across key product lines and geographies.
•Expanded the Company’s Norwegian presence and relationship with Equinor, strengthening North Sea capabilities. The Company inaugurated a new subsea manufacturing facility in Dusavik and announced two significant contract extensions for integrated drilling and well services solutions, as well as wireline intervention services.
•Secured a major contract extension and expansion with Petrobras for integrated well construction solutions across Brazil’s Santos Basin. The agreement builds on a 2024 well construction services award, further expanding the scope and impact of Baker Hughes’ integrated drilling solutions in the region.
•Signed significant contracts for wireline services with Oil and Natural Gas Corporation of India, to provide up to 46 advanced wireline units and integrated drill stem testing kits that will help improve reservoir insight, optimize production and support more efficient field development in offshore and onshore oil & gas fields.
•Secured a key milestone award for Leucipa™, marking its first deployment outside of the oil & gas sector. By integrating Baker Hughes’ ESP technology with the Leucipa™ digital optimization platform, the

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
solution will support a geothermal and lithium extraction development in Europe through real-time monitoring, operational insights and performance optimization.
•Signed a strategic collaboration agreement with Helmerich & Payne, Inc. to support geothermal exploration and development in the United States. The companies will provide customers earlier access to dedicated rig capacity, reducing execution risk and allowing greater efficiency to move from project evaluation to development.
•Received a substantial subsea production systems contract from Azule Energy to support ultra-deepwater, greenfield development offshore Angola. Baker Hughes will manufacture and supply horizontal tree systems to enable safe, reliable and efficient production.
•Won a significant contract from McDermott to deliver integrated subsea systems for a natural gas development project offshore Brunei Darussalam. The scope includes six trees, controls, services, and subsea wellheads.
Consolidated Financial Results
Revenue for the quarter was $6,742 million, an increase of $155 million, or 2% sequentially, and down $168 million, or 2% year-over-year. The decrease in revenue year-over-year was mainly driven by the impact of the Precision Sensors & Instrumentation (“PSI”) and Surface Pressure Control (“SPC”) dispositions.
The Company's total book-to-bill ratio in the second quarter of 2026 was 1.6; the IET book-to-bill ratio was 2.2.
Net income, as determined in accordance with generally accepted accounting principles in the United States ("GAAP") for the second quarter of 2026, was $681 million. Net income decreased $249 million, or 27% sequentially, and decreased $20 million, or 3% year-over-year.
Adjusted net income (a non-GAAP financial measure) for the second quarter of 2026 was $640 million, which excludes adjustments totaling $41 million. A list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted net income for the second quarter of 2026 was up $67 million, or 12% sequentially, and up $17 million, or 3% year-over-year.
Depreciation and amortization for the second quarter of 2026 was $333 million.
Adjusted EBITDA (a non-GAAP financial measure) for the second quarter of 2026 was $1,231 million, which excludes adjustments totaling $60 million. See Table 1a in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted EBITDA for the second quarter was up $73 million, or 6% sequentially, and up $19 million, or 2% year-over-year.

The sequential increase in adjusted net income and Adjusted EBITDA was primarily driven by higher volume, price, productivity, FX, and cost-out initiatives, partially offset by inflation.

The year-over-year increase in adjusted net income and Adjusted EBITDA was primarily driven by productivity, price, cost-out initiatives, and FX, partially offset by inflation, lower volume, change in business mix, and the PSI and SPC dispositions.
Other Financial Items
Remaining Performance Obligations ("RPO") in the second quarter of 2026 ended at $40.1 billion, an increase of $4.0 billion from the first quarter of 2026. OFSE RPO was $3.0 billion, remained flat sequentially, while IET RPO was $37.1 billion, up $4.0 billion sequentially. Within IET RPO, Gas Technology Equipment and Gas Technology Services were $15.0 billion and $16.7 billion, respectively.
Income tax expense in the second quarter of 2026 was $210 million.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
Other (income) expense, net in the second quarter of 2026 was $(104) million, primarily related to a net gain of $125 million from the change in fair value of equity securities, partially offset by transaction related costs of $30 million incurred in connection with business disposals and acquisitions, and $24 million working capital adjustments related to business dispositions.
GAAP diluted earnings per share was $0.68 for the second quarter of 2026. Adjusted diluted earnings per share (a non-GAAP financial measure) was $0.64. Excluded from adjusted diluted earnings per share were all items listed in Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $1,345 million for the second quarter of 2026. Free cash flow (a non-GAAP financial measure) for the quarter was $1,109 million. A reconciliation from GAAP has been provided in Table 1c in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $236 million for the second quarter of 2026, of which $135 million was for OFSE and $85 million was for IET.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	June 30, 2026	March 31, 2026	June 30, 2025	Sequential	Year-over-year
Orders	$3,413	$3,272	$3,503	4%	(3%)
Revenue	$3,451	$3,237	$3,617	7%	(5%)
EBITDA	$605	$565	$677	7%	(11%)
EBITDA margin	17.5%	17.4%	18.7%	0.1pts	-1.2pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	June 30, 2026	March 31, 2026	June 30, 2025	Sequential	Year-over-year
Well Construction	$899	$843	$921	7%	(2%)
Completions, Intervention, and Measurements	944	883	935	7%	1%
Production Solutions	930	898	968	4%	(4%)
Subsea & Surface Pressure Systems	678	613	793	11%	(14%)
Total Revenue	$3,451	$3,237	$3,617	7%	(5%)

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	June 30, 2026	March 31, 2026	June 30, 2025	Sequential	Year-over-year
North America	$933	$927	$928	1%	1%
Latin America	732	600	639	22%	15%
Europe/CIS/Sub-Saharan Africa	568	558	653	2%	(13%)
Middle East/Asia	1,218	1,152	1,398	6%	(13%)
Total Revenue	$3,451	$3,237	$3,617	7%	(5%)

North America	$933	$927	$928	1%	1%
International	$2,518	$2,310	$2,689	9%	(6%)
EBITDA excludes depreciation and amortization of $266 million, $278 million, and $233 million for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively. EBITDA margin is defined as EBITDA divided by revenue.
"F" is used in the above table when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
OFSE orders of $3,413 million for the second quarter of 2026 increased by $141 million, or 4% sequentially. Subsea and Surface Pressure Systems orders were $667 million, up $17 million, or 3% sequentially, and down $31 million, or 4% year-over-year.
OFSE revenue of $3,451 million for the second quarter of 2026 was up $214 million, or 7% sequentially, and down $166 million, or 5% year-over-year. The year-over-year decrease was driven mainly by the impact of the SPC disposition and disruptions in the Middle East, offset by the benefit of FX in Latin America.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
North America revenue was $933 million, up $5 million, or 1% sequentially. International revenue was $2,518 million, up $208 million, or 9% sequentially, with an increase in Latin America, Middle East/Asia, and Europe/CIS/Sub-Saharan Africa.
Segment EBITDA for the second quarter of 2026 was $605 million, an increase of $40 million, or 7% sequentially. The sequential increase in EBITDA was a result of higher volume, price, cost-out initiatives, and FX, partially offset by inflation, productivity, and a change in business mix.
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	June 30, 2026	March 31, 2026	June 30, 2025	Sequential	Year-over-year
Orders	$7,088	$4,887	$3,530	45%	F
Revenue	$3,291	$3,350	$3,293	(2%)	—%
EBITDA	$678	$678	$585	—%	16%
EBITDA margin	20.6%	20.2%	17.8%	0.3pts	2.8pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	June 30, 2026	March 31, 2026	June 30, 2025	Sequential	Year-over-year
Gas Technology Equipment	$4,913	$1,824	$781	F	F
Gas Technology Services	1,314	973	986	35%	33%
Total Gas Technology	6,227	2,797	1,767	F	F
Industrial Products	533	604	513	(12%)	4%
Industrial Solutions	274	229	327	20%	(16%)
Total Industrial Technology	807	833	839	(3%)	(4%)
Climate Technology Solutions	54	1,257	923	(96%)	(94%)
Total Orders	$7,088	$4,887	$3,530	45%	F

(in millions)	Three Months Ended			Variance
Revenue by Product Line	June 30, 2026	March 31, 2026	June 30, 2025	Sequential	Year-over-year
Gas Technology Equipment	$1,524	$1,665	$1,624	(9%)	(6%)
Gas Technology Services	831	791	752	5%	11%
Total Gas Technology	2,355	2,456	2,377	(4%)	(1%)
Industrial Products	549	491	488	12%	13%
Industrial Solutions	182	185	273	(2%)	(33%)
Total Industrial Technology	731	676	761	8%	(4%)
Climate Technology Solutions	205	218	156	(6%)	31%
Total Revenue	$3,291	$3,350	$3,293	(2%)	—%
EBITDA excludes depreciation and amortization of $60 million, $69 million, and $56 million for the three months ended June 30, 2026, March 31, 2026, and June 30, 2025, respectively. EBITDA margin is defined as EBITDA divided by revenue.
"F" is used in the above table when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
IET orders of $7,088 million for the second quarter of 2026 increased by $3,558 million, or 101% year-over-year. The increase was driven by continued strength in Gas Technology Equipment and Gas Technology Services.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
IET revenue of $3,291 million for the second quarter of 2026 remained flat year-over-year, with decreases in Gas Technology Equipment and Industrial Solutions driven by the PSI disposition, offset by increases in all other product lines.
Segment EBITDA for the quarter was $678 million, an increase of $93 million, or 16% year-over-year. The year-over-year increase in segment EBITDA was driven by price, productivity, cost-out initiatives, and FX, partially offset by lower volume and inflation.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including adjusted EBITDA; adjusted net income attributable to Baker Hughes; and adjusted diluted earnings per share) and liquidity (free cash flow) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables us to evaluate our operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that free cash flow is an important supplemental measure of our cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with GAAP.
Table 1a. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted EBITDA and Segment EBITDA

	Three Months Ended
(in millions)	June 30, 2026	March 31, 2026	June 30, 2025
Net income attributable to Baker Hughes (GAAP)	$681	$930	$701
Net income attributable to noncontrolling interests	1	8	10
Provision for income taxes	210	336	256
Interest expense, net	66	86	54
Depreciation & amortization	333	354	293
Restructuring	11	37	—
Inventory impairment	—	2	—
Gain (loss) on business dispositions (1)	24	(721)	—
Change in fair value of equity securities (1)	(125)	50	(119)
Transaction related costs (1)	30	28	—
Other charges and credits (1)		48	17
Adjusted EBITDA (non-GAAP)	1,231	1,158	1,212
Corporate costs	82	74	78
Other (income) / expense not allocated to segments	(30)	11	(28)
Total Segment EBITDA (non-GAAP)	$1,283	$1,243	$1,262
OFSE	605	565	677
IET	678	678	585
(1)The gain on business dispositions, change in fair value of equity securities, transaction related costs, and other charges and credits are reported in "Other (income) expense, net" on the condensed consolidated statements of income (loss).
Table 1a reconciles net income attributable to Baker Hughes, which is the most directly comparable financial result determined in accordance with GAAP, to adjusted EBITDA and Segment EBITDA. Adjusted EBITDA and Segment EBITDA exclude the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
Table 1b. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	June 30, 2026	March 31, 2026	June 30, 2025
Net income attributable to Baker Hughes (GAAP)	$681	$930	$701
Restructuring	11	37	—
Inventory impairment	—	2	—
(Gain) loss on business dispositions	24	(721)	—
Change in fair value of equity securities	(125)	50	(119)
Transaction related costs (1)	30	72	—
Other adjustments	—	48	17
Tax adjustments	19	155	24
Total adjustments, net of income tax	(41)	(357)	(78)
Less: adjustments attributable to noncontrolling interests	—	—	—
Adjustments attributable to Baker Hughes	(41)	(357)	(78)
Adjusted net income attributable to Baker Hughes (non-GAAP)	$640	$573	$623

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	997	996	991
Earnings per share - diluted (GAAP)	$0.68	$0.93	$0.71
Total adjustments per share, net of income tax	(0.04)	(0.35)	(0.08)
Adjusted earnings per share - diluted (non-GAAP)	$0.64	$0.58	$0.63
(1)For the period ending March 31, 2026, transaction related costs included $43 million of interest expense fees related to the Bridge Facility.
Table 1b reconciles net income attributable to Baker Hughes, which is the most directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes. Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1c. Reconciliation of Net Cash Flows from Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	June 30, 2026	March 31, 2026	June 30, 2025
Net cash flows from operating activities (GAAP)	$1,345	$500	$510
Add: cash used for capital expenditures, net of proceeds from disposal of assets	(236)	(290)	(271)
Free cash flow (non-GAAP)	$1,109	$210	$239
Table 1c reconciles net cash flows from operating activities, which is the most directly comparable financial result determined in accordance with GAAP, to free cash flow. Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2026	2025	2026	2025
Revenue	$6,742	$6,910	$13,329	$13,337
Costs and expenses:
Cost of revenue	5,165	5,295	10,246	10,247
Selling, general and administrative	569	567	1,131	1,144
Research and development costs	143	161	277	307
Restructuring	11	—	50	—
Other (income) expense, net	(104)	(134)	(691)	6
Interest expense, net	66	54	151	105
Income before income taxes	892	967	2,165	1,528
Provision for income taxes	(210)	(256)	(545)	(408)
Net income	682	711	1,620	1,120
Less: Net income attributable to noncontrolling interests	1	10	9	17
Net income attributable to Baker Hughes Company	$681	$701	$1,611	$1,103

Per share amounts:
Basic income per Class A common stock	$0.69	$0.71	$1.63	$1.11
Diluted income per Class A common stock	$0.68	$0.71	$1.62	$1.11

Weighted average shares:
Class A basic	992	988	991	990
Class A diluted	997	991	996	995

Cash dividend per Class A common stock	$0.23	$0.23	$0.46	$0.46

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	June 30, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$15,727	$3,715
Current receivables, net	6,654	6,641
Inventories, net	4,961	4,954
All other current assets	3,241	3,518
Total current assets	30,583	18,828
Property, plant and equipment, less accumulated depreciation	5,540	5,326
Goodwill	5,566	6,068
Other intangible assets, net	3,997	4,097
Contract and other deferred assets	1,947	1,620
All other assets	4,987	4,942
Total assets	$52,620	$40,881
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,509	$4,579
Short-term debt	774	689
Progress collections and deferred income	6,598	5,904
All other current liabilities	2,718	2,705
Total current liabilities	14,599	13,877
Long-term debt	15,479	5,398
Liabilities for pensions and other postretirement benefits	959	1,066
All other liabilities	1,499	1,530
Equity	20,084	19,010
Total liabilities and equity	$52,620	$40,881

Outstanding Baker Hughes Company shares:
Class A common stock	992	987

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
(In millions)	2026	2026	2025
Cash flows from operating activities:
Net income	$682	$1,620	$1,120
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	333	687	579
Stock-based compensation cost	57	102	102
Change in fair value of equity securities	(125)	(75)	21
(Gain) loss on business dispositions	24	(697)	—
(Benefit) provision for deferred income taxes	(166)	58	(17)
Working capital	523	350	98
Other operating items, net	17	(200)	(684)
Net cash flows provided by operating activities	1,345	1,845	1,219
Cash flows from investing activities:
Expenditures for capital assets	(300)	(636)	(601)
Proceeds from disposal of assets	64	110	74
Proceeds from business dispositions	—	1,381	—
Other investing items, net	72	19	(69)
Net cash flows provided by (used in) investing activities	(164)	874	(596)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	9,885	—
Dividends paid	(228)	(456)	(456)
Repurchase of Class A common stock	—	—	(384)
Other financing items, net	(8)	(142)	(105)
Net cash flows provided by (used in) financing activities	(236)	9,287	(945)
Effect of currency exchange rate changes on cash and cash equivalents	18	6	45
(Decrease) increase in cash and cash equivalents	963	12,012	(277)
Cash and cash equivalents, beginning of period	14,764	3,715	3,364
Cash and cash equivalents, end of period	$15,727	$15,727	$3,087
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$193	$381	$418
Interest paid	$181	$237	$148

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company's website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management's outlook and the results reported in today's earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Monday, July 27, 2026, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company's website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target," "goal" or other similar words or expressions. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company's annual report on Form 10-K for the annual period ended December 31, 2025 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). The documents are available through the Company's website at: https://investors.bakerhughes.com or through the SEC's Electronic Data Gathering and Analysis Retrieval system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:
•Economic and political conditions - the impact of worldwide economic conditions; the impact of inflation and interest rates; the impact of tariffs, including the potential for significant increases in tariffs and changes in global trade policy that could affect supply chain costs, pricing, and customer demand; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.
•Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.
•Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries ("OPEC") policy and the adherence by OPEC nations to their OPEC production quotas.

Baker Hughes Company News Release
Baker Hughes Company Announces Second-Quarter 2026 Results
•Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; and the recent conflict in the Middle East and the associated impact to the Strait of Hormuz; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation; expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
About Baker Hughes:
Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions to energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

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For more information, please contact:

Investor Relations

Chase Mulvehill
+1 346-297-2561
investor.relations@bakerhughes.com

Media Relations

Adrienne M. Lynch
+1 713-906-8407
adrienne.lynch@bakerhughes.com